Exhibit 99.1

15 Allstate Parkway, Suite 600, Markham, Ontario, L3R5B4, Canada
Tel: 1.416.246.9997 Fax: 1.905.415.0332 www.kalloinc.ca

KALLO SECURES $2 MILLION EQUITY FUNDING FROM KODIAK CAPITAL

MARKHAM, Ont. (October 1, 2012)--Kallo, Inc. (KALO), a medical device and information company, announced that it has entered into a $2 million common stock purchase agreement with Kodiak Capital Group, LLC, a Newport Beach-based institutional investor subject to the performance by Kallo of certain conditions. Proceeds from this transaction will be used by the company to gear up for production and servicing of deliverables and for general corporate purposes.

“We are pleased about this financing,” commented John Cecil, chairman and CEO of Kallo. “Kodiak is an excellent partner for us and has a long-term commitment to our industry. This transaction offers the Company a very cost efficient and readily available form of financing. It was a priority for us to complete a new financing by year-end.

Under the terms of the agreement, Kodiak has covenanted not to cause or engage in any manner whatsoever, any direct or indirect short selling or hedging of the Company’s shares of common stock.

Ryan Hodson, Managing Member of Kodiak, said, “We are very pleased to be entering into this agreement with Kallo. We at Kodiak have been following the progression of the Company over the past several years and are excited to be making this investment. We are impressed by the Company’s technology and the management's ability to prepare and execute on their objectives.”

About Kallo, Inc.  Kallo, Inc., a medical device and information company, engaging in the manufacture and development of software that assists physicians and healthcare providers to streamline patient information and workflow. Kallo software solutions include Electronic Medical Record (EMR), Picture Archiving & Communication System (PACS) and Medical Device Connectivity (MDC) that gathers medical information from various sources and deposits into the EMR of each patient. Kallo Inc. also provides Mobile Clinics, Clinical and Administrative Command Centers packaged with Best in Class Medical Devices and Medical Software solutions to ensure a holistic healthcare solution. Kallo Inc., is a publicly company.   Its stock symbol KALO.

Media contact:
John Cecil or Vince Leitao
416-246-9997
http://www.kalloinc.ca